Attachment

GEODE CAPITAL MANAGEMENT, LLC

CODE OF ETHICS FOR PERSONAL INVESTING

JANUARY 31, 2004

Table of Contents

The Code of Ethics
Overview	\\\\\\\\\\\\\\\\\\\\\		\\\\\\\\\\\\\\\\\\\\\	3
Section I.		Scope and Guiding Principles		4
Section II.		Definitions		5
		A. Persons to Whom this Code Applies		5
		B. Accounts (Beneficial Ownership).		6
		C. Reportable Securities		6
Section III.		Generally Applicable Provisions		7
		A. Procedural Requirements		7
		B. Prohibitions		9
		C. Restrictions		10
Section IV.		Prohibition on Certain Trades by Portfolio Managers		12
Section V.		Non-Access Directors		13
Section VI.		Enforcement		14
		A. Exceptions Noted in the Code		14
		B. Review		14
		C. Board Reporting.		14
		D. Violations.		14
		E. Sanctions.		15
		F. Appeals Procedures.		15
Appendix 1		Beneficial Ownership		16
Appendix 2				19

Overview

This document constitutes the Code of Ethics ("the Code") adopted by the funds and accounts ("Funds") managed by Geode Capital Management, LLC ("Geode") pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 and of Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940 (collectively, the "Rules"). Geode Compliance administers this policy.

As you read this document, you should keep certain points in mind:

  The purpose of the Code is to ensure that the interests of Geode's clients are always of paramount importance, and the personal investing of individuals associated with Geode must never interfere in any way with the trust our customers place with Geode.
  The Code - and the laws and regulations that underpin it - cannot possibly cover every possible scenario. Accordingly, the spirit - as well as the specifics of the Code - is to guide all actions related to personal investing in beneficially owned securities.
  Geode's integrity must be sacrosanct. Even the hint of impropriety affects the trust clients have in us. If you have any doubts at all about the propriety of an investment transaction or action, make sure you seek and receive prior approval.
  The procedures and restrictions outlined in the Code apply differently based on your classification. It is your responsibility to familiarize yourself with this document once again if you change positions in the future.
  Geode Compliance encourages all those covered by the Code to contact the Compliance Manager with any questions they might have about the Code and, further, to contact the Compliance Manager if they have even the slightest question about an action or transaction prior to engaging in either. Geode Compliance can be contacted by phone at 617-563-2783.

The Code is structured in the following way:

  Section I sets out the general purpose and scope of the Code by explaining the general guidelines for personal investing.
  Section II defines the different employee classifications, beneficial ownership and reportable securities.
  Section III provides detail about the provisions and requirements that apply to all employees.
  Sections IV-V address additional requirements for individuals defined by the Code as Investment Professionals, Portfolio Managers and Non-Access Directors. Each of these terms is defined in Section II.
  Section VI addresses how the Code is administered and enforced.

Further explanation of Beneficial Ownership and relevant forms for reporting information and requesting prior approval for certain activities follow Section VI.

Section I - Scope and Guiding Principles

The Code focuses on personal transactions in securities by people associated with Geode. It does not attempt to address all areas of potential liability under applicable laws.

The Code is based on the principle that the officers, directors and Geode employees owe a fiduciary duty to, among others, the shareholders of the Funds to place the interests of Geode's clients above their own. The Code requires employees to conduct their personal securities transactions in a manner that does not interfere with Fund transactions or create an actual or potential conflict of interest with a Geode-managed Fund, or otherwise take unfair advantage of their relationship to the Geode-managed Funds. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasizing that technical compliance with the Code's procedures will not automatically insulate an individual from scrutiny of his or her trades that show a pattern of abuse of the individual's fiduciary duties to the Geode-managed Funds in general or a specific Fund in particular. Fiduciary responsibility applies to all of the investment companies advised by Geode or any of its affiliates, as well as to any account holding the assets of third parties for which Geode or any of its affiliates acts in an investment advisory capacity (both types of portfolios are included within the meaning of "Funds").

Accordingly, people covered by the Code are advised to seek advice from Geode Compliance Manager, or his or her designees (collectively, "Geode Compliance"), before engaging in any transaction other than the normal purchase or sale of fund shares or the regular performance of their business duties if the transaction directly or indirectly involves themselves and one or more of the Funds.

Section II - Definitions

A. PERSONS TO WHOM THIS CODE APPLIES

Unless otherwise specified, each provision of this Code applies to all officers, directors and employees of Geode. In addition, the provisions apply to any individual designated and so notified in writing by Geode Compliance.

Where the applicability of a particular provision is limited to a particular group of people, the provision will say so. These groups may be as broad as all Geode employees or as narrow as portfolio managers.

Although Geode Compliance seeks to notify Investment Professionals of their status as such, Geode employees must comply with all applicable provisions if they are within one of the designated groups even if Geode Compliance does not provide notice. Geode Compliance may be contacted for further clarification.

The following categories distinguish employees for purposes of the Code. Sections III through V outline the specific requirements for each category below.

Investment Professionals.

This category includes (i) all employees of Geode and members of its Board of Directors; and (ii) such other employees or persons as Geode Compliance may designate and so notify in writing.

Portfolio Managers.

This category includes employees whose assigned duties are to manage any Fund, or portion thereof, and who exercise authority to make investment decisions on behalf of such Fund or portion thereof.

Non-Access Board Members.

Directors of Geode will generally be deemed Investment Professionals; however, Directors who fulfill the first condition noted below will be deemed "Independent Board Members"; and Directors who fulfill both of the following conditions will be deemed "Non-Access Board Members" and will be treated as a separate category:

The Director is not an "interested person" of any Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940; and

The Independent Board Member does not have online or other access to daily trading activities or listings of current securities positions of any Fund. Board and committee materials prepared by Geode, and attendance at Board and committee meetings do not ordinarily constitute such access. An Independent Board Member shall be presumed to meet the condition unless Geode Compliance in its sole discretion determines otherwise.

Other Persons.

These are persons as specified by Geode Compliance as being subject to the Code in general, or to specific provisions of the Code.

B. ACCOUNTS (BENEFICIAL OWNERSHIP)

The provisions of the Code apply to beneficially owned brokerage accounts and to transactions in beneficially owned reportable securities by any person covered by the Code. The term "beneficial ownership" is more encompassing than one might expect. For example, an individual may be deemed to have beneficial ownership of securities held in the name of a spouse, minor children, or relatives sharing his or her home, or under other circumstances indicating investment control or a sharing of financial interest. See Appendix 1 for a more comprehensive explanation of beneficial ownership. Geode Compliance may be contacted for further clarification. For more information about covered accounts please see Section III.

C. REPORTABLE SECURITIES

Except as otherwise provided, the requirements of the Code relate to reportable securities and covered accounts. Geode Compliance monitors transactions in reportable securities and, when appropriate, prevents those transactions that would violate either the letter or spirit of the Code. "Reportable securities" are all securities except:

  U.S. Treasury Notes, Bills and Bonds;
  money market instruments such as certificates of deposit, banker's acceptances and commercial paper;
  shares of U.S. registered open-end investment companies, such as mutual funds;
  securities issued by 1) Geode, 2) funds managed by Geode, or 3) entities managed by Geode where the interests held by bona fide institutional clients of Geode equal or exceed 75% of the total net asset value of the outstanding interests in the entity at the time of issuance to the Geode employee;
  any obligations of agencies and instrumentalities of the U.S. government if the remaining maturity is one year or less; and
  commodities and options and futures on commodities provided that the purchase of these instruments may not be utilized to indirectly acquire interests in securities which could not be acquired directly or which could not be acquired without reporting or pre-clearance (e.g., single stock futures). For example, while investing in commodities is not in and of itself a reportable transaction, investing in a derivative in order to circumvent the Code's restrictions would not be permitted (e.g., single stock futures).

Section III - Generally Applicable Provisions

Geode has established certain procedures to monitor individual transactions in reportable securities (as defined above) for compliance with the Code and to avoid situations that have the potential for conflicts of interest with the Funds. You and all persons subject to this Code are required to comply with the procedures described below. Failure to follow these procedures, restrictions and prohibitions or the filing of a false, misleading or materially incomplete report will itself constitute a violation of this Code.

A. PROCEDURAL REQUIREMENTS

Acknowledgment of the Code.

Each new Geode employee must file an Acknowledgment of Receipt within 7 days of hire and annually thereafter, by the deadline that is set forth that year by Geode Compliance (Exhibit A). The Acknowledgment grants Geode the authority to access at any time records for any beneficially owned brokerage account for the period of time you are employed by Geode.

Disclosure of Brokerage Accounts.

Each new Geode employee must disclose to Geode Compliance all beneficially owned brokerage accounts within 7 days of hire. In addition, any new beneficially owned accounts or accounts newly associated with you, through marriage or other life event, must be disclosed promptly (Exhibit E).

Approved Broker Trading.

Each Geode employee is required to maintain all personal and beneficially owned accounts at, and execute all transactions in reportable securities through a brokerage account at the designated approved broker, currently Fidelity Brokerage Services, LLC (FBS), unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from Geode Compliance. Each new employee must transfer all beneficially owned brokerage accounts to FBS and ensure that duplicate reporting is forwarded to Geode Compliance.

Disclosure of Personal Securities Holdings.

All Geode employees must disclose in writing all reportable securities holdings owned directly, indirectly, or otherwise beneficially owned within 7 days of employment and annually thereafter, upon request by Geode Compliance (Exhibit E). Reported holdings must be as of a date no more than 30 days before the report is submitted.

Reporting of Gifts of Securities

All Geode employees must report to Geode Compliance the receipt or donation of a gift of reportable securities no later than 10 days after the end of each calendar quarter.

Pre-clearance of all Trades in Reportable Securities.

One of the most important objectives of this Code is to prevent Geode employees from making personal trades on the basis of information about portfolio transactions made by the Funds. Trading on such information for personal benefit constitutes a violation of this Code. To reduce the possibility of a conflict with a portfolio transaction, Geode employees must pre-clear before effecting a personal transaction in a reportable security, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from Geode Compliance. In addition, securities and transaction types that do not require pre-clearance include currency warrants; rights subscriptions; gifting of securities; automatic dividend reinvestments; options on, and exchange traded funds that track, the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225.

Procedure: On any day that you plan to trade a reportable security, you must first obtain pre-clearance by contacting Geode Compliance.

By seeking pre-clearance, you will be deemed to be advising Geode Compliance that you (i) do not possess any material, nonpublic information relating to the security; (ii) are not using knowledge of any proposed trade or investment program relating to the Funds for personal benefit; (iii) believe the proposed trade is available to any market participant on the same terms; and (iv) will provide any other relevant information requested by Geode Compliance. Generally, a pre-clearance request will not be approved if it is determined that the trade will have a material influence on the market for that security or will take advantage of, or hinder, trading by the Funds.

Transaction Reporting.

Each employee must report transactions in beneficially owned reportable securities to Geode Compliance. It is your responsibility to ensure all transactions in reportable securities are reported to Geode Compliance each month. You must arrange with your broker to provide duplicate statements and confirms to Geode Compliance until your account is transferred or closed. Transaction reports must include the trade date, security description, number of shares or principal amount of each security, the nature of the transaction (e.g., purchase or sale), the total price, and the name of the institution that effected the transactions.

If an investment is made in an entity substantially all of whose assets are shares of another entity or entities, the security purchased should be reported and the underlying security or securities identified. For example, if you have an investment in a holding company that owns individual stocks, you have to report both your investment in the holding company and the individual stocks it owns. Furthermore, if you are an Investment Professional and an investment is made in a private placement, this transaction must be reported (Exhibit B).

Failure to file a report will be treated as the equivalent of a report indicating that there were no transactions in reportable securities.

Private Placements.

All Investment Professionals must follow the procedures outlined below before participating in a private placement or other private securities transactions.

Prior Approval to Participate: All employees must obtain prior approval from Geode Compliance by completing Exhibit C. Note: In the case of investing in a private placement of securities issued by entities managed by Geode, the Ethics Oversight Committee will review and approve the offering before you receive materials concerning the private placement. For purposes of clarification, investing in securities of Geode is permitted by employees who have been authorized by Geode Compliance.

Transaction Reporting: The details of the final transaction must be reported to Geode Compliance within 10 days of the end of the month in which the purchase occurred, using the Report of Securities Transactions form (Exhibit B).

In the Event of Subsequent Investment by a Fund or Funds: After approval is granted, if you have any material role in subsequent consideration by any Fund of an investment in the same or an affiliated issuer, you must disclose your private interest to the person(s) making the investment decision. In addition, any decision to purchase the securities of the issuer, or an affiliated issuer, for your assigned Fund must be approved by Geode Compliance.

Surrender of Short-Term Trading Profits.

All employees must surrender short-term trading profits, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from Geode Compliance.

Short-term trading profits are profits generated from the purchase and sale of the same (or equivalent) security within any consecutive 60 calendar day period. A purchase and sale within a 60-day period will trigger this rule, irrespective of any transaction outside of the 60-day period. When there is a series of transactions within the 60-day period, profits are measured by pairing purchases and sales that have occurred within a 60-day period on a first in, first out basis until all transactions are matched. Exhibit D contains further information and examples concerning application of this policy.

Transactions involving options on, and exchange traded funds that track, the following indexes are not subject to this provision: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225.

Affirmative Duty to Disclose.

All employees who own a security, or who have decided to effect a personal transaction in a security, have an affirmative duty to disclose this information in the course of any communication about that security when the purpose or reasonable consequence of such communication is to influence a Fund to buy, hold or sell that security. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

B. PROHIBITIONS

The following activities are prohibited:

Activities for Personal Benefit or the Benefit of Others.

Inducing or causing a Fund to take action, or to fail to take action, for the purpose of obtaining a personal benefit or for the purpose of conferring a benefit upon any other party (unless as shareholder in the Fund), rather than for the benefit of the Fund, is prohibited. For example, you would violate this Code by causing a Fund to purchase or refrain from selling a security you owned for the purpose of supporting or increasing the price of that security or for the purpose of advancing a personal interest or the interests of a party with whom Geode has or seeks to have a business relationship (other than as a shareholder in the Fund).

Profiting From Knowledge of Fund Transactions.

Using your knowledge of Fund transactions to profit by the market effect of such transactions is prohibited.

Violations of the Antifraud Laws and Regulations.

Violations of the antifraud provisions of the federal securities laws and the rules and regulations promulgated thereunder, including the antifraud provision of Rule 17j-1 under the Investment Company Act of 1940, are prohibited. It is unlawful for any person affiliated with a Fund, investment adviser or principal underwriter of a Fund to attempt to defraud a Fund in any way, whether through a security held by a Fund or not. While Rule 17j-1 is particularly relevant to Geode employees, the spirit of Rule 17j-1 is applicable to all individuals covered by the Code. That spirit, simply put, requires that all individuals covered by the Code must understand that the interests of Geode's investors, customers, and mutual fund shareholders come first, and that all individuals covered by the Code must conduct themselves in such a manner consistent with that principle.

Use of Derivatives to Evade the Code.

Using derivatives to evade the restrictions of this Code is prohibited. This includes using futures, options, and other arrangements with similar effects to take positions the Code would prohibit if taken directly.

Giving or Receiving Gifts and Hospitalities.

Geode generally prohibits employees from receiving gifts or other gratuities from any person or entity that does business with the Funds or with Geode or from any entity that is a potential portfolio investment for the Funds. Receiving compensation that is intended to induce a Fund to purchase or sell a security is also prohibited. Geode's Gifts and Gratuities Policy, which is separate from this Code, sets forth the specific policies, restrictions and procedures.

Trading in Restricted Securities.

From time to time, trading in a security may be restricted ("restricted securities"). Certain employees, as designated on a case-by-case basis by Geode Compliance, may not effect transactions in restricted securities.

Index Adjustment List

Geode will maintain an "Index Adjustment List" that will include any securities being added to, or deleted from an index of one of the Geode-managed index funds. The index adds or deletes will be included on the Index Adjustment List from the shorter of (i) 15 days prior to the effective date of the index or model add or delete to 15 days following the effective date of the add or delete, and (ii) the publication date of the index add or delete to 15 days following the effective date of the add or delete.

Investments in Hedge Funds and Investment Clubs.

Investing in hedge funds or investment clubs are prohibited. Investing in securities issued by Geode or any entity managed by Geode is permitted where (i) the interests held by bona fide institutional clients of Geode in such entity equal or exceed 75% of the total net asset value of the outstanding interests in the entity at the time of investment by the Geode employee and (ii) subject to compliance with applicable provisions of this Code.

C. RESTRICTIONS

The following activities are restricted:

Short Sale Activities.

Purchasing puts to open, selling calls to open or selling a security short where there is no corresponding long position in the underlying security is prohibited; short sales against the box are permitted. This prohibition includes purchasing puts to open and selling calls to open on all market indexes with the exception of the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225. Unless the position is a market index noted above, you must own a sufficient amount of the underlying security to cover your aggregate short exposure.

Public Offerings for Which No Public Market Previously Existed.

The purchase of an initial public offering ("IPO") of securities for which no public market in the same or similar securities of that issuer has previously existed is prohibited, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from Geode Compliance. This prohibition includes free stock offers through the internet and applies both to equity and debt securities.

Good-Till-Canceled Orders.

Good-till-canceled orders are prohibited.

Service as a Director or Trustee.

All employees must obtain prior approval to serve on a board of directors of a company likely to issue shares. Serving on a board of directors or trustees poses several forms of potential conflicts, including potentially conflicting fiduciary duties to the company and a Fund, possible receipt of material, nonpublic information and conflicting demands on the time of the employee. Approval will be based upon a determination that the activity would be in the best interests of the Funds and their shareholders. Requests for approval should be submitted to Geode Compliance on the Outside Activities and Affiliations Approval Request Form. The provisions of this paragraph shall not apply to Non-Access Directors.

Excessive Trading.

An unusually high level of personal trading activity is strongly discouraged and may be monitored by Geode Compliance to the extent appropriate for the category of person. A pattern of excessive trading may lead to a trading restriction or other appropriate action under the Code.

Discretionary Authorization.

You may not exercise investment discretion over accounts in which you have no beneficial interest, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from Geode Compliance.

Section IV - Prohibition on Certain Trades by Portfolio Managers

Portfolio managers are the people most familiar with the investment decisions they are making for the Funds they manage. Even the appearance of a portfolio manager trading the same securities for his or her personal account on or about the same time as he or she is trading for the Fund is not in the best interest of the Funds.

A portfolio manager, as defined in Section II, may not buy or sell a security that his or her assigned Fund has traded within 7 calendar days on either side of the Fund's trade date (i.e., date of execution, not the settlement date). For example, assuming the day your Fund trades a security is day 0, day 8 is the first day you may trade that security for your own account. This prohibition is in addition to the restrictions that apply generally to all persons subject to the Code. An additional blackout period shall be imposed on purchases and sales of securities listed on the Index Modification List as described in Section III.B. above.

The prohibition under this section does not apply to any personal trade by a portfolio manager that occurs within 7 calendar days preceding, or on the date of, a trade in the same security for a portfolio managed by such portfolio manager, if the portfolio trade has been independently initiated by the trading desk in accordance with standing instructions directing the trading desk to purchase or sell securities representing all or substantially all of the portfolio in amounts proportional to the relative weightings of such securities in the portfolio (or a related portfolio) in response to fund cash flows.

The prohibition under this section does not apply to purchases and sales of securities by portfolio managers, which would otherwise violate this section solely because the transactions coincide with trades made by a passively managed Geode index Fund that fully replicates its corresponding index. With regard to coinciding trades made by an actively managed Geode index Fund, the prohibition will not apply if the coinciding trades were made pursuant to a program trade or standing order, the sole purpose of which is to maintain the weighting of each of the Fund's securities in proportion to the weighting of each of the corresponding securities within the applicable index.

Subject to pre-approval of Geode Compliance, the prohibition under this section does not apply if application of this rule would work to the disadvantage of a Fund (e.g., you sold a security on day 0 and on day 3, after new events had occurred, determined that the Fund should buy the same security). Geode Compliance can be reached by calling 617-563-2783.

Subject to pre-approval of Geode Compliance, the prohibition under this section does not apply if the transactions in accounts beneficially owned by you where your account is professionally managed and investment discretion has been provided to a third party in a written document and for which you provide no input regarding investment decision making. Submit a completed Approval Request form, which can be obtained from Geode Compliance.

Affirmative Duty to Recommend Suitable Securities.

A portfolio manager may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Fund in order to avoid an actual or apparent conflict with a personal transaction in that security. Before effecting a personal transaction in any security, a portfolio manager has an affirmative duty to provide to Geode any material, public information that comes from the company about such security in his or her possession.

Section V - Non-Access Directors

A Non-Access Directors, as defined by Section II, need not file reports of his or her transactions in reportable securities unless at the time of the transaction the Board member knew, or in the ordinary course of fulfilling his or her duties as a Geode Board member should have known: (a) that one or more of the Funds had purchased or sold or was actively considering the purchase or sale of that security within the 15-day period preceding the Board member's transaction, or (b) that one or more Funds would be purchasing, selling or actively considering the purchase or sale of that security within the 15 days following the Board member's transaction. The knowledge in question is the Board member's knowledge at the time of the Board member's transaction, not knowledge subsequently acquired.

Section VI - Enforcement

The Rules adopted by the SEC require that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. Records of any violation of the Code and of the actions taken as a result of such violations will be kept by Geode Compliance.

The policies and procedures described in the Code do not create any obligations to any person or entity other than Geode and the Funds. The Code is not a promise or contract, and it may be modified at any time. Geode, the Funds, and Geode Compliance Manager retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

A. EXCEPTIONS NOTED IN THE CODE

Certain exceptions to provisions of the Code expressly require notice to, or approval from (or both), Geode Compliance. All notices and approval requests must be submitted to Geode Compliance in writing. If you fall within an exception to any Code provision, you still must comply with all other provisions of the Code.

In order to be considered for an exception to this Code, you must submit a completed Approval Request form, which can be obtained from Geode Compliance.

Even if you fall within an express exception to a Code provision described in Appendix 2, approval will be denied if the particular facts of the case are inconsistent with the general principles of the Code, the interest of the relevant Fund(s) or otherwise deemed to be a conflict of interest.

Despite efforts to list within this Code every permissible exception to each rule, Geode recognizes that a unique set of facts may warrant consideration for an exemption if the facts are consistent with the general principles of the Code, the interests of Geode and the relevant Fund(s), and lack any real or apparent conflict of interest. In such cases that are not covered by an express exception from a rule in the Code, upon written request to Geode Compliance, Geode Compliance will consult with the Ethics Oversight Committee, consisting of the President, Chief Operating Officer, Chief Financial Officer and Compliance Officer, in considering such requests. Geode Compliance will maintain a written record of exceptions, if any, that are permitted.

B. REVIEW

Geode Compliance will review on a regular basis the reports filed pursuant to the Code. In this regard, Geode Compliance will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code and the Policy on Insider Trading.

C. BOARD REPORTING

Geode Compliance will provide to the Boards of Trustees of the Funds no less frequently than annually a summary of significant sanctions imposed for material violations of the Code or the Policy on Insider Trading.

D. VIOLATIONS

When potential violations of the Code of Ethics or the Policy on Insider Trading come to the attention of Geode Compliance, the matter will be investigated. Upon completion of the investigation, if necessary, the matter will be reviewed with senior management or other appropriate parties, and a determination will be made as to whether any sanction should be imposed as detailed below. The employee will be informed of any sanction determined to be appropriate.

E. SANCTIONS

Since violations of the Code or the Policy on Insider Trading will not necessarily constitute violations of federal securities laws, the sanctions for violations of the Code or Policy on Insider Trading will vary. Sanctions may be issued by (i) senior management, (ii) Geode Compliance, or (iii) another appropriate entity. Sanctions may include, but are not limited to, (i) warning, (ii) fine or other monetary penalty, (iii) personal trading ban, (iv) dismissal, and (v) referral to civil or criminal authorities. Additionally, other legal remedies may be pursued.

F. APPEALS PROCEDURES

An employee who is aggrieved by any action rendered with respect to the Code of Ethics may appeal the determination by providing Geode Compliance with a written explanation within 30 days of being informed of such determination (which include extenuating circumstances or other factors not previously considered). If appropriate, Geode Compliance will arrange for a review by senior management or other party and will advise the employee whether the action will be imposed, modified or withdrawn. During the review process, an employee will have an opportunity to submit a written statement. In addition, the employee may elect to be represented by counsel of his or her own choosing.

Appendix 1 Beneficial Ownership

The concept of beneficial ownership is critical to the Code of Ethics, and a thorough understanding of it is important in preventing Code violations. As used in the Code of Ethics, beneficial ownership will be interpreted using Section 16 of the Securities Exchange Act of 1934 ("1934 Act") as a general guideline, except that the determination of such ownership will apply to all securities, including debt and equity securities. For purposes of Section 16, a beneficial owner means:

Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in debt or equity securities.

In general, "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

The ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors to be considered are the ability of the person to benefit from the proceeds of the security, and the degree of the person's ability to exercise control over the security. The following guidelines help clarify the definition.

Securities Held by Family Members.

As a general rule, a person is the beneficial owner of securities held directly or indirectly by any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (collectively, "immediate family") sharing the same household. Adoptive relationships are included for purposes of determining whether a member of a person's immediate family holds securities. One family member shall not be deemed to be the beneficial owner of securities held by another family member sharing the same household if the later is emancipated and self-supporting.

Securities Held by a Corporation or Similar Entity.

A person who is a shareholder of a corporation or similar entity is a beneficial owner of the portfolio securities held by such entity if, the person is a controlling shareholder of the entity or the person has or shares investment control s over the entity's portfolio securities. "Portfolio securities" means all securities owned by an entity other than securities issued by the entity. Business trusts are treated as corporations for these purposes.

Securities Held in Trust.

The following persons are considered beneficial owners of the securities held by a trust:

Beneficiaries - (i) if the beneficiary has control or otherwise participates in making investment decisions with the trustees with respect to transactions in the trust's securities or (ii) if the beneficiary has investment control without consultation with the trustee.

Trustees - (i) if the trustee has a pecuniary interest in any holding or transaction in the securities held by the trust or (ii) if at least one beneficiary of the trust is a member of the trustee's immediate family.

Settlors - if a settlor reserves the right to revoke the trust without the consent of another person and has or shares investment control with respect to transactions in the trust's securities.

Indirect pecuniary interest for purposes of Section 16 also includes a general partner's proportionate interest in the portfolio securities held by a general or limited partnership.

Finally, beneficial ownership is not deemed to be conferred by virtue of an interest in the following:

  Portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935;
  Portfolio securities held by any investment company registered under the Investment Company Act of 1940; or
  Securities comprising part of a broad-based publicly traded market basket or index of stocks approved for trading by the appropriate federal governmental authority.

Examples of Beneficial Ownership

Securities Held by Family Members.

  Two people are married to each other and they maintain separate brokerage and bank accounts. Each is considered the beneficial owner of the other's accounts.
  Two people share a household but are not married. The first is financially responsible for the second and they share in the profits of transactions in each other's accounts. The first is considered a beneficial owner of the second's securities.
  Two people are married. Although one has an independent source of income from a family inheritance and segregates funds from those of the other, both contribute to the maintenance of the family home. They have engaged in joint estate planning and have the same financial adviser. Since their resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other's securities.
  Two people are separated and have filed for divorce. Neither party contributes to the support of the other or has control over the financial affairs of the other. Neither is a beneficial owner of the other's securities.
  A father and his adult son live in the father's home. The son is self-supporting and contributes to household expenses. Neither is considered the beneficial owner of the other's securities.
  An adult child has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. The mother lives alone and is financially independent. The adult child borrows freely from his mother without being required to pay back funds with interest. The adult child takes out personal loans from his mother's bank in her name, the interest from such loans being paid from his mother's account. The child is a significant heir of his mother's estate. The child is a beneficial owner of his mother's securities.

Securities Held by a Company.

  A holding company has 5 shareholders. An individual owns 30% of the shares but does not have or share investment control in the company. Even though the individual does not share investment control, because he has a controlling interest in the company he will be presumed to have beneficial ownership of the securities owned by the holding company.

Securities Held in Trust.

  An individual is trustee of a trust created for her two minor children. When both of the individual's children reach 21, each will receive an equal share of the trust. The trustee is a beneficial owner of the securities in the trust.

Appendix 2

You should note that even if your circumstances fall within one of the circumstances described below, you must still obtain prior approval from Geode Compliance to engage in the activity. You are cautioned to review the relevant Code provisions and to consult with Geode Compliance should you have any questions. You may seek approval by submitting the Approval Request form, which can be obtained from Geode Compliance.

Approved Broker Trading (Section III.A): You may maintain a personal or beneficially owned account at, or execute a transaction in reportable securities through an account that is not maintained at FBS (an "External Account") if your situation falls within one of the circumstances described below and you have obtained prior written approval from Geode Compliance or the Ethics Oversight Committee.

  The External Account contains only securities that are restricted from transfer to an FBS account. For example, reportable securities acquired by means of a non-public offering may be "restricted securities" that cannot be held in an FBS account.
  The External Account is maintained solely to take advantage of products or services not provided by the approved broker and for which the approved broker does not provide a similar alternative.
  The External Account is professionally managed by a third-party registered investment advisor that requires the managed account to be an External Account.
  The External Account is a trust account and, under the terms of the document(s) creating the trust account, the account must be an External Account.
  The External Account is created in connection with an employee stock option plan ("ESOP") or an employee stock purchase plan ("ESPP") or similar arrangement, and the ESOP or ESPP requires that the subject stock or options to be held in an External Account.
  The External Account is not a brokerage account and is created in connection with a direct purchase plan ("DPP") and you have provided Geode Compliance with a copy of your account statement under the subject plan.
  The External Account is not a brokerage account and is created in connection with a dividend reinvestment plan ("DRIP") or an automatic investment plan (AIP), and you have provided Geode Compliance with a copy of your account statement and a description of your periodic investment schedule under the subject plan.
  The External Account exists solely because your spouse's employer has a similar written prohibition on employee external accounts.
  The External Account is associated with the settlement of a decedent's estate for which you have been appointed executor, the External Account is not otherwise beneficially owned by you, and your involvement with the External Account will be temporary.

Permission to open or maintain an External Account will not be granted or may be revoked if External Account transactions are not reported as described in Section III.A of this Code.

Initial Public Offerings (Section III.C): You may participate in an IPO if your situation falls within one of the circumstances described below and you have obtained prior written approval from Geode Compliance or the Ethics Oversight Committee.

  The IPO securities are offered to you as a result of an existing equity position in the company offering the securities.
  The IPO securities are offered to you as a result of your prior position as an insurance policyholder of, or depositor of, a company converting from mutual to stock form.
  The IPO securities are offered to your spouse as a result of your spouse's employment by the company offering the securities.

Discretionary Authorization (Section III.C.): You may exercise discretion over a non-beneficially owned account if you fall within the circumstances described below and you have obtained prior written approval from Geode Compliance or the Ethics Oversight Committee.

  A family member owns the account, you are not the beneficial owner of the account, and you and the account owner agree to comply with all of the other provisions of this Code. .

Pre-clearance (Section III.A.): You may not be required to comply with the pre-clearance requirement if you fall within the circumstances described below and you have obtained prior written approval from Geode Compliance or the Ethics Oversight Committee.

  Geode Compliance has repeatedly rejected your pre-clearance request to engage in a sale transaction and you can demonstrate the rejection is causing significant hardship; or
  You are purchasing securities pursuant to an investment schedule under a DRIP or an AIP; or
  Your beneficially-owned account is subject to an investment management agreement with an investment adviser and you have no trading discretion over the investments made in the subject account.

Surrender of Short-Term Trading Profits (Section III.A.): You may not be required to surrender your short-term trading profits if you fall within the circumstance described below and you have obtained prior written approval from Geode Compliance or the Ethics Oversight Committee.

  You are harvesting a tax loss but are blocked from selling due to a personal purchase within the most recent 60-day period, there has been no significant Fund trading in the target security within the most recent 60-day period and the transaction would otherwise be approved based on the normal pre-clearance procedure.

- For example, if you purchased 100 shares on January 1 at $20, purchased an additional 100 shares on July 1 for $10, and want to sell 100 shares on August 1 for $15, an exemption could be considered.